UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 14, 2004

PONY EXPRESS U.S.A., INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25559	86-0860379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5295 Town Center Road – 3rd Floor

Boca Raton, FL 33486

(Address of Principal Executive Office) (Zip Code)

561-862-4900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The Company’s delivery contract with the Department of Management Services for the State of Florida did not develop in the manner hoped for by the Company. Delays in transitioning the new business to the Company were causing the profitability of the new contract to be delayed as well. Recently, as a result of hurricanes Charley and Frances, various State of Florida agencies found it necessary to temporarily shift the responsibilities of certain administrative personnel to hurricane relief efforts, which resulted in delays in payment to vendors, including the Company. The cumulative effect of the delays in transition and payment placed an unmanageable burden on the Company’s capital resources.

As a result, the Company has made a strategic decision to contract its scope of operations. The Company will continue to service those accounts which are properly profitable to the Company, and will seek to expand its operations in chosen markets where the Company is best positioned to compete successfully. The Company has pared its operations to retain only 16.4% of its customers, while retaining 62% of its historical revenues. These reductions, when fully implemented, are expected to reduce gross revenues by approximately $300,000 per month, but reduce expenses by approximately $450,000 per month.

The Company’s contract with the Department of Management Services was terminated, with the consent of the State of Florida, as a part of the corrective measures. Approximately $300,000 of receivables due the Company under the terminated contract are expected to be paid in due course when the state agencies recover from the impact of the recent hurricanes.

Item 3.02 Unregistered Sales of Equity Securities.

Since June 30, 2004, the Company has sold the following securities in unregistered transactions:

On July 28, 2004, the Company sold 923,930 shares of common stock to a private investor for a total purchase price of $150,000. A $15,000 commission was paid in connection with this sale. This issuance was exempt from registration under the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act.

On August 4, 2004, the Company sold 635,930 shares of common stock to Peter Ticktin, director and Chief Executive Officer of the Company, for a total purchase price of $100,000. No commission was paid in connection with this sale. This issuance was exempt from registration under the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act.

On September 8, 2004, the Company sold 297,089 shares of common stock to a private investor for a total purchase price of $25,000. A $2,500 commission was paid in connection with this sale. This issuance was exempt from registration under the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act.

On July 31, 2004, the Company sold a $100,000 convertible debenture to a private investor, and on August 31, 2004, the Company sold another $100,000 convertible debenture to the same investor. These debentures are convertible into shares of common stock of the Company at a conversion price of $.20 per share. No commissions were paid in connection with these sales. These sales were exempt from registration under the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act.

Item 5.02 Election of New Director; Appointment of New Officers.

On September 14, 2004, the Board of Directors of the Company appointed the following persons to the positions noted below:

George Haddock was appointed to fill one of the vacancies on the Company’s Board of Directors.

Harvey Scholl was appointed Chief Legal and Compliance Officer of the Company. Mr. Scholl continues as a director of the Company, but relinquished his position as Chief Financial Officer in order to accept his new position. The terms of Mr. Scholl’s existing Employment Agreement will continue without change.

Kenneth McCoy was appointed Chief Financial Officer of the Company. From 1985 to 2004, Mr. McCoy was owner and president of an accounting firm that performed accounting, tax and consulting services on behalf of corporate and individual clients. From 1998 to 2001, Mr. McCoy served as Chief Financial Officer of Thaxton Seafood and Specialty Company, a seafood wholesaler and specialty foods company with annual gross revenues of approximately $10 million.

Richard Bee was appointed Chief Operating Officer of the Company. Mr. Bee continues as a director of the Company, and the terms of Mr. Bee’s existing Employment Agreement will continue without change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PONY EXPRESS U.S.A., INC.]

Date: September 20, 2004	By:	/s/ Peter Ticktin
Peter Ticktin President

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